EXHIBIT 18.1

KPMG Preferability Letter

September 10, 2012

Triangle Petroleum Corporation

Denver, Colorado

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Triangle Petroleum Corporation and subsidiaries (the Company) for the three months ended July 31, 2012, and have read the Company’s statements contained in note 2 to the condensed consolidated financial statements included therein. As stated in note 2 to those financial statements, RockPile Energy Services LLC (RockPile) (owned 83.33% by the Company) changed its fiscal year-end from December 31st to January 31st in order to be consistent with the Company’s fiscal year-end. The Company has historically consolidated RockPile’s financial statements in its consolidated statements based on RockPile’s previous fiscal year-end, resulting in a one-month lag. Since the Company’s interest in RockPile is consolidated, the change in year-end is considered a change in accounting principle. The Company states that the newly adopted accounting principle is preferable in the circumstances because the change aligns the year-end reporting date of RockPile with the Company’s year-end reporting. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to January 31, 2012, nor have we audited the information set forth in the aforementioned note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/S/ KPMG LLP